                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT, dated as of March 26, 1999, is entered into by and among CLARION TECHNOLOGIES, INC., a Delaware corporation ("BUYER"), and MICHAEL MULLER and THOMAS BOEREMA (collectively referred to as the "SELLERS").

            A. The parties hereto wish to provide for the terms and conditions upon which the Buyer will acquire from the Sellers all of the issued and outstanding shares of capital stock of MITO Plastics, Inc., a Michigan corporation (the "COMPANY"), in exchange for shares of Common Stock, $1.00 par value (the "BUYER COMMON STOCK") of the Buyer.

            B. The Sellers own all of the issued and outstanding shares of capital stock of the Company.

            C. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of all of the issued and outstanding capital stock of the Company and also to prescribe various conditions to such transaction.

         Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

1.       EXCHANGE OF STOCK.

         1.1      SHARES TO BE ACQUIRED.

         Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as shall have been waived in accordance with the terms hereof), each Seller will sell, transfer, assign and deliver to Buyer, and Buyer will acquire from each such Seller, at the Closing, the number of shares of common stock, without par value, of Company (the "COMPANY COMMON STOCK"), set forth on Exhibit 1.1 attached hereto (the "SHARES"), representing all of the issued and outstanding capital stock of the Company. The name, address and social security number of each Seller is set forth on Exhibit 1.1.

         1.2      ACQUISITION PRICE.

         The Buyer will, in full payment for the Shares to be acquired from all of the Sellers pursuant to this Agreement, such total number of Shares being set forth on Exhibit 1.1 attached hereof (the "TOTAL NUMBER OF Shares"), pay a total acquisition price of One Million Eighty Five Thousand and no/100 Dollars ($1,085,000.00) (the "ACQUISITION PRICE" ), payable by delivering to the Sellers' at the Closing, stock certificates aggregating Three Hundred Ten Thousand (310,000) shares of Buyer's Common Stock (the "BUYER SHARES"); and Closing.

         1.3      CLOSING.

         Unless this Agreement has been terminated and the transactions contemplated have been abandoned pursuant to Article 7 hereof, a closing (the "CLOSING") will be held on April 14, 1999 at 9:00 a.m., Pacific time or at such other time as the parties may agree upon (the "CLOSING DATE"); provided, however, that if any of the conditions provided for in Articles 5 and 6 hereof have not been satisfied or waived by such date, then the party to this Agreement which is unable to satisfy such condition or conditions, despite the best efforts of such party, will be entitled to postpone the Closing by notice to the other parties until such condition or conditions will have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date) or waived, but in no event will the Closing occur later than April 30, 1999 (the "TERMINATION DATE"). The Closing will be held at Buyer's offices in Schaumburg, Illinois or such other place as the parties may agree, at such time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

         1.4      TAX AND ACCOUNTING MATTERS.

         The parties intend, but make no representations, warranties, agreements or covenants, that the transactions contemplated herein will be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Code and as a pooling-of-interests under generally accepted accounting principles.

2.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

         Sellers jointly and severally hereby represent and warrant to the Buyer as follows:

         2.1      DISCLOSURE SCHEDULE.

         The disclosure schedule dated the date hereof and delivered by Sellers to the Buyer prior to execution of this Agreement (the "DISCLOSURE SCHEDULE") is divided into sections which correspond to the sections of this Article 2. The Disclosure Schedule is true, accurate and complete in all respects. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

         2.2      CORPORATE ORGANIZATION, ETC..

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan with corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect. The Disclosure Schedule contains a list of all jurisdictions in which the Company is qualified or licensed to do business. The Company does not own (and has not at any time during the five (5) years preceding the date set forth above owned) of record or beneficially any outstanding equity securities or other ownership interest in any corporation, partnership or other legal entity. "MATERIAL ADVERSE EFFECT" with respect to the Company means an individual or cumulative adverse change in or effect on the business, customers, customer relations, operations, properties, working capital condition (financial or otherwise), assets, properties or liabilities of the Company which is reasonably expected to be materially adverse to the business, properties, working capital condition (financial or otherwise), assets, or liabilities of the Company or would prevent the Company or the Sellers from consummating the transactions contemplated hereby.

         2.3      CAPITALIZATION.

         The authorized capital stock of the Company is set forth in the Disclosure Schedule. The Shares, as set forth in the Disclosure Schedule, represent all of the issued and outstanding capital stock of the Company. All issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. The Shares are free and clear of all Encumbrances, and, except as set forth on the Disclosure Schedule, there are no agreements relating to any of the Sellers' ownership of such Shares. Upon the consummation of the transactions contemplated hereby, the Buyer will acquire good and marketable title to the Shares free and clear of all Encumbrances. There are no issued and outstanding options, warrants, rights, conversion privileges, securities, contracts, commitments, understandings or arrangements by which the Company is bound to issue any additional shares of its capital stock, equity securities or options or warrants to purchase shares of its capital stock or any securities convertible into or exchangeable for such shares, securities or rights. For purposes of this Agreement, "ENCUMBRANCES" means pledges, liens, security interests, restrictions, claims or charges of any kind.

         2.4      AUTHORIZATION.

         Each of the Sellers has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby (including, without limitation, the power to sell, transfer and convey the Shares). None of the Sellers is a resident of any state that has enacted community property statutes nor is any of the Sellers subject to any community property statutes. Each Seller has the legal capacity to enter into this Agreement and to carry out the transactions contemplated herein, including without limitation the legal capacity to execute, deliver and perform the agreements or contracts, if any, required by this Agreement to be executed and delivered by any of them, including without limitation, the Employment Agreements (the "CLOSING AGREEMENTS"). This Agreement has been duly and validly executed by each of the Sellers and is the valid and binding legal obligation of each of the Sellers enforceable against each of them in accordance with its terms. At Closing, the Closing Agreements will be duly and validly executed by each of the Sellers and will constitute valid and binding legal obligations of each of the Sellers enforceable against each of the Sellers in accordance with their respective terms.

         2.5      NON-CONTRAVENTION.

         Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the certificate or articles of incorporation or bylaws of the Company; (ii) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company or a Seller is a party or by which the Company or a Seller or any of the Company's or a Seller's properties or assets is or may be bound or result in the creation or imposition of any Encumbrance upon any property or assets of the Company or a Seller; or (iii) to the knowledge of Sellers, violate any Law of any Authority. "LAWS" means any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters. "AUTHORITY" or "AUTHORITIES" means any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority.

         2.6      CONSENTS AND APPROVALS.

         Except as set forth in the Disclosure Schedule, with respect to the Company and each Seller, no Consent from any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by either Seller or the consummation by either Seller of the transactions contemplated herein. "CONSENT" means any consent, approval, order or authorization of or from, or registration, notification, declaration or filing with any individual or entity, including without limitation any Authority.

         2.7      FINANCIAL STATEMENTS.

         The Disclosure Schedule contains a copy of the Company's audited balance sheet as of December 31, 1998, audited statements of income, stockholders' equity and cash flows for the fiscal year then ended, reviewed balance sheets as of December 31, 1997 and 1996, and reviewed statements of income, stockholders' equity and cash flows for the fiscal years then ended, all such financial statements (collectively the "FINANCIAL STATEMENTS") having been prepared by the Company's management and audited or reviewed by BEENE GARTER LLP. Except as disclosed therein or in the Disclosure Schedule, the Financial
Statements: (i) are in accordance with the books and records of the Company and have been prepared in conformity with GAAP consistently applied for all periods (except as stated therein or in the notes thereto); and (ii) are true, complete and accurate in all material respects and fairly present the financial position of the Company as of the respective dates thereof, and the income or loss, changes in stockholders' equity and changes in cash flows for the periods then ended. The audited balance sheet as of December 31, 1998 is hereinafter referred to as the "MOST RECENT BALANCE SHEET" and the audited statement of income for the period ending December 31, 1998 is hereinafter referred to as the "MOST RECENT INCOME STATEMENT."

         2.8      ABSENCE OF UNDISCLOSED LIABILITIES.

         There are no Liabilities of the Company including Liabilities which may become known or which arise only after the Closing and which result from acts, omissions or occurrences of the Sellers or the Company prior to the Closing other than: (i) Liabilities and obligations which are fully reflected or reserved for in the Most Recent Balance Sheet; (ii) Liabilities for express executory obligations to be performed after the Closing (other than any express executory obligations that might arise due to any default or other failure of performance by the Company or the Sellers prior to the Closing Date) under the contracts described in Sections 2.13, 2.14(f), 2.14(g) and 2.18(f) of Disclosure Schedule; and (iii) Liabilities incurred by the Company in the ordinary course of business since the Most Recent Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law). "LIABILITY" or "LIABILITIES" means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or unaccrued, fixed or contingent, matured or unmatured, asserted or unasserted, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Company's income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity.

         2.9      ABSENCE OF CERTAIN CHANGES.

         Except as set forth in the Disclosure Schedule, since the date of the Most Recent Balance Sheet, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing,

                  (a) the Company has not experienced any change which has had a Material Adverse Effect on the Company or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect on the Company;

                  (b) the Company has not suffered any material loss, damage, destruction of property or assets or other casualty to property or assets (whether or not covered by insurance);

                  (c) the Company has not suffered any loss of officers, directors, employees, dealers, distributors, independent contractors, customers or suppliers which had or may reasonably be expected to result in a Material Adverse Effect on the Company; and

                  (d) no event has taken place which if consummated following the date hereof would constitute a violation of Section 4.1 hereof.

         2.10     ASSETS; NET WORTH.

                  (a) Except as set forth in the Disclosure Schedule, the Company has good and marketable title to all of its assets and properties whether or not reflected in the Most Recent Balance Sheet or acquired after the date thereof, free and clear of any Lien, other than Permitted Liens. "LIENS" means any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record). "PERMITTED LIENS" means (i) liens securing specific Liabilities shown on the Most Recent Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics,' carriers', workers' or other like liens arising in the ordinary course of business; (iii) minor imperfections of title which do not individually or in the aggregate, impair the continued use and operation of the real property assets and fixtures to which they relate in the operation of the Company as currently conducted; and (iv) liens for current taxes not yet due and payable.

                  (b) The Company does not own any real property. Except as set forth on the Disclosure Schedule, all real properties leased by the Company, are free from any structural defects, in good operating condition and repair, with no material maintenance, repair or replacement having been deferred or neglected, suitable for the intended use and free from other material defects. Except as set forth on the Disclosure Schedule, each such real property and its present use conform in all respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws. Except as set forth on the Disclosure Schedule, all public utilities necessary for the use and operation of any facilities on the aforesaid real properties are available for use or access at such properties and there is no legal or physical impairment to free ingress or egress from any of such facilities or real properties. Neither the Company nor any Seller is a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code.

                  (c) Except as set forth on the Disclosure Schedule, the machinery, equipment, vehicles and other personal property used by the Company (whether or not reflected on the Most Recent Balance Sheet or acquired after the date thereof) are in good operating condition and fit for the intended purposes thereof and have been regularly maintained in accordance with the maintenance schedules established by the Company.

                  (d) The Company owns or leases all of the assets and properties, and is a party to all licenses and other agreements, presently used or necessary to carry on the business or operations of the Company as presently conducted. The Company does not own or lease any assets or properties that are not used in the ordinary course of the Company's business. All leasehold interests relating to real property, machinery, equipment, vehicles and other personal property are valid and in full force and effect and enforceable in accordance with their terms and there does not exist any violation, breach, or default thereof or thereunder.

                  (e) Upon the Closing of the transactions contemplated by this Agreement, no Seller will have any claim against any of the assets of the Company, Buyer as a result of any buy-sell, tax sharing or other similar agreement among the Sellers.

                  (f) Upon the Closing of the transactions contemplated by this Agreement, the shareholders' equity of the Company shall be not less than $(42,016.29).

         2.11     INVENTORIES.

         Except as set forth in the Disclosure Schedule, all work in process as of the date of the Most Recent Balance Sheet is, and as of the Closing Date will be, valued at the lower of cost or market. Except as set forth in the Disclosure Schedule, all inventory of the Company, whether reflected in the Most Recent Balance Sheet or otherwise, (i) consists of a quality and quantity useable and saleable in the ordinary course of business, and (ii) the present quantities of all inventory of Company are reasonable in the present circumstances for the business as currently conducted or as proposed to be conducted.

         2.12     TRADE ACCOUNTS RECEIVABLE; NOTES RECEIVABLE AND PAYABLES.

                  (a) The Disclosure Schedule contains a listing of all of the receivables, if any, of the Company. Except as set forth on the Disclosure Schedule, (i) the Company has good right, title and interest in and to all trade accounts receivable and notes receivable reflected in the Most Recent Balance Sheet and those acquired and generated since the date of the Most Recent Balance Sheet (except for those paid since the date of the Most Recent Balance Sheet) (the "ACCOUNT RECEIVABLES");
         (ii) none of such Account Receivables is subject to any Lien, other than Permitted Liens; (iii) all of the Account Receivables owing to the Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known claims, refusals to pay or other rights of set-off against any thereof;
         (iv) no account or note debtor is delinquent in payment by more than 90 days; (v) the aging schedule of the Account Receivables of the Company attached to the Disclosure Schedule is complete and accurate; and (vi) the reserve established by the Company on the Most Recent Balance Sheet was adequate to cover any doubtful accounts as of the date of the Most Recent Balance Sheet and any additional reserve amount needed to cover any doubtful accounts as of the Closing Date is set forth on the Disclosure Schedule.

                  (b) The Disclosure Schedule contains a listing of all trade accounts payable and notes payable of the Company reflected in the Most Recent Balance Sheet and those acquired and generated since the date of the Most Recent Balance Sheet (except for those paid since the date of the Most Recent Balance Sheet) (the "ACCOUNT PAYABLES"). All such Accounts Payables arose from bona fide transactions in the ordinary course of the Company's business and, except as set forth on the Disclosure Schedule, no such Account Payable is delinquent by more than 30 days in its payment.

         2.13     SCHEDULES; NO CONTRACT DEFAULTS.

                  (a) The Disclosure Schedule contains an accurate and complete list and description of:

                           (i) All real property in which the Company has a
                  leasehold or other interest or which is used by Company in connection with the operation of its business, together with a description of each lease, sublease, license, or any other instrument under which the Company claims or holds such leasehold or other interest or right to the use thereof or pursuant to which the Company has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                           (ii) All machinery, tools, equipment, motor vehicles,
                  rolling stock and other tangible personal property (other than inventory and supplies), owned, leased or used by the Company, except for items having a value of less than $5,000 which do not, in the aggregate, have a total value of more than $25,000, setting forth with respect to all such listed property a summary description of all leases, Liens, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                           (iii) All contracts, agreements and commitments,
                  whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds, options, warrants or other securities of the Company or pursuant to which the Company has acquired any substantial portion of its business or assets.

                           (iv) All contracts, agreements, commitments or
                  understandings that restrict the Company from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity.

                           (v) All purchase or sale contracts or agreements that
                  call for aggregate purchases or sales in excess over the course of such contract or agreement of $5,000 or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on 60 days' or less notice without cost or other Liability at or any time after the Closing.

                           (vi) All collective bargaining agreements, employment
                  and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation and other bonus practices, to which the Company is a party or is bound or which relate to the operation of the Company's business.

                           (vii) All contracts, commitments, agreements and
                  arrangements with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under
                  Section 280G of the Code.

                           (viii) The names and current annual salary rates of
                  all persons (including independent commission agents) whose annual compensation (direct or indirect) from the Company is currently at the rate of more than Fifty Thousand Dollars ($50,000) per annum and showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1998 and to be paid for the year ended December 31, 1999.

                           (ix) The names of all of the Company's directors and
                  officers.

                           (x) All contracts, agreements and commitments,
                  whether written or oral, relating to the sale of the Company's products, including, without limitation, any sales representative, distributor or reseller agreements (the "SALES AGREEMENTS").

                           (xi) All contracts, agreements and commitments,
                  whether or not fully performed, relating to or arising out of the business of the Company and not otherwise disclosed pursuant to this Section 2.13.

                  (b) All contracts, agreements, leases, licenses and commitments (the "ASSUMED CONTRACTS") required to be listed on Sections 2.13, 2.14(f), 2.14(g) and 2.18 of the Disclosure Schedule (other than those which have been fully performed) are valid and binding, enforceable in accordance with their respective terms, and are in full force and effect. Except as otherwise specified in the Disclosure Schedule, none of the Assumed Contracts contain a provision requiring the consent of any party with respect to the consummation of the transaction contemplated herein. The Company is not in breach, violation or default, however defined, in the performance of any of its obligations under any Assumed Contract, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof; and no other parties thereto are in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof. None of the Assumed Contracts is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to the Company's business, properties, assets, earnings or prospects or likely, either before or after the Closing, to result in any material loss or Liability. All of the Sales Agreements are terminable by the Company without notice and without Liability of any kind. None of the Assumed Contracts is subject to renegotiation with any government body. True and complete copies of all of the Assumed Contracts (together with any and all amendments thereto) have been delivered to the Buyer and initialed by the Company's Secretary and identified with a reference to this Section 2.13 of this Agreement.

         2.14     INTELLECTUAL PROPERTY RIGHTS.

                  (a) The Disclosure Schedule contains a listing of all (i) patents, patent applications (collectively the "PATENTS"), (ii) copyrights, copyright applications (the "COPYRIGHTS"), (iii) tradenames, registered and common law trademarks, trademark applications (the "TRADEMARKS"), (iv) service marks, service mark applications (the "SERVICE MARKS"), and (v) computer programs and other computer software, trade secrets, plans and specifications, inventions, know-how, technology, proprietary processes and formulae (the "TRADE SECRETS") necessary or used in connection with the conduct of the business of the Company (the Patents, Copyrights, Trademarks, Service Marks and Trade Secrets are collectively referred to as "INTELLECTUAL PROPERTY RIGHTS"). All issued Patents and registered Copyrights, Trademarks and Service Marks are collectively referred to as the "REGISTERED INTELLECTUAL PROPERTY RIGHTS." The Intellectual Property Rights are sufficient to conduct the Company's business as presently conducted and as proposed to be conducted.

                  (b) The Company owns, has the unrestricted right to use and has sole and exclusive possession of and has good and valid title to, or sufficient license or other rights to, all of the Intellectual Property Rights, free and clear of all Liens.

                  (c) All Registered Intellectual Property Rights are in compliance with formal legal requirements (including the payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. All Patents are valid and enforceable and no Patents have been or are now involved in any interference, reissue, reexamination, opposition, declaratory judgment or other invalidating proceeding, nor, to the Sellers' knowledge is any such action threatened with respect to any of the Patents. No application for a potentially infringing patent has been filed and no potentially infringing patent has been issued. No Trademarks have been or are involved in any opposition, invalidation or cancellation proceeding and, there is no basis for the commencement of any such proceeding. The Trademarks are valid and enforceable and no person holds any infringing or potentially infringing trademark and, to the Sellers' knowledge, no application for any infringing or potentially infringing trademark has been made.

                  (d) A copy of all documentation relating to the Trade Secrets have been furnished to the Buyer. Such documentation is current, accurate, complete in all material respects and in sufficient detail and content to explain all material aspects of the Trade Secrets and to allow its full and proper use without reliance on the memory of others. To the knowledge of the Sellers, the Trade Secrets are not part of the public domain or literature nor have they been used, divulged or appropriated for the benefit of any person or entity other than the Company or to the detriment of the Company. The Company has taken reasonable measures and precautions to protect the secrecy, confidentiality and value of the Trade Secrets.

                  (e) Except as set forth on the Disclosure Schedule, the use of all Intellectual Property Rights necessary or required for the conduct of the business of the Company as presently conducted and as proposed to be conducted does not and will not infringe or violate any trade secrets, plans and specifications, patents, copyrights, tradenames, registered and common law trademarks, trademark applications, service marks, service mark applications, computer programs and other computer software, inventions, know-how, technology, proprietary processes and formulae or other intellectual property rights of any other person or entity (the "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS"). The Company is not using any confidential information or trade secrets of others.

                  (f) All agreements relating to licenses of Intellectual Property Rights granted by or to the Company or any of the Sellers are set forth on the Disclosure Schedule. All such licenses set forth on the Disclosure Schedule are in good standing, valid and effective in accordance with their respective terms and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance), in each case by the Company or by any other party thereto. There are no outstanding and, to the knowledge of the Sellers', no threatened disputes or disagreements with respect to any such agreement.

                  (g) Except as set forth on the Disclosure Schedule, the Company is not obligated or under any Liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights or Third Party Intellectual Property Rights.

                  (h) Following the Closing, Sellers shall assist the Company in obtaining executed written agreements between the Company and all employees, contractors and consultants of the Company involved in the technical or scientific aspects of the business of the Company which assign to the Company all rights to any inventions, improvements, discoveries or information. To the knowledge of Sellers, no employee, contractor or consultant of the Company has entered into any agreement which restricts or limits in any way the scope or type of work in which such employee, contractor or consultant may be engaged or requires such employee, contractor or consultant to transfer, assign or disclose information concerning such employee's, contractor's or consultant's work to anyone other than the Company.

         2.15     LITIGATION.

         Except as set forth in the Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any Environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or threatened by or against or involving the Company, the Sellers or their respective assets, properties or business or the Company's directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

         2.16     TAX MATTERS.

         Except as set forth in the Disclosure Schedule, the Sellers hereby represent and warrant the following with respect to the Company:

                  (a) The Sellers will be responsible for and will pay all Taxes attributable to or arising from the business and operations of the Company conducted on or before December 31, 1998 and will be responsible for their own and the Company's income and franchise Taxes, if any, arising from the transactions contemplated by this Agreement, provided, however, that Sellers will be responsible for the Company's federal income taxes and Michigan single business taxes for the year ended December 31, 1998 (the "1998 Income Taxes") only to the extent such Taxes exceed the amount of tax refunds received by the Company following the Closing Date which are attributable to the 1998 Income Taxes.

                  (b) There have been properly completed and duly filed on a timely basis and in correct form, all Tax Returns required to be filed on or prior to the date hereof by the Company or the Sellers with respect to Taxes of the Company. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon. There is no omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by the Company for any period. Any Tax Returns filed after the date hereof, but on or before the Closing Date, will conform with the provisions of this subsection 2.16(b).

                  (c) With respect to all amounts in respect of Taxes imposed upon the Company or the Sellers, or for which the Company or the Sellers are or could be liable, whether to taxing Authorities (as, for example, under Law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws and agreements have been or will be fully complied with, and all such amounts of Taxes required to be paid by the Company or the Sellers to taxing Authorities or others on or before the date hereof have been duly paid or will be paid on or before the Closing Date. There are no Liens for such Taxes upon any property or assets of the Company. The Company has withheld and remitted all amounts required to be withheld and remitted by it in respect of sales and employment Taxes.

                  (d) Except as set forth in the Disclosure Schedule, neither the federal Tax Returns of the Company (and of the Sellers to the extent the operations of the Company are reflected in the Sellers' Tax Returns) nor any state or local Tax Return of the Company have been examined by the Internal Revenue Service or any similar state or local Authority, and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any similar state or local Authority in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in the Disclosure Schedule, all deficiencies and assessments of Taxes of the Company (or any of the Sellers to the extent attributable to the business or operations of the Company) resulting from an examination of any Tax Returns by any Authority have been paid and there are no pending examinations currently being made by any Authority nor has there been any written or oral notification to the Company or any Seller of any intention to make an examination of any Taxes by any Authority. Except as set forth in the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

                  (e) For purposes of computing Taxes and the filing of Tax Returns, the Company has not failed to treat as "employees" any individual providing services to the Company who would be classified as an "employee" under the applicable rules or regulations of any Authority with respect to such classification.

                  (f) For purposes of this Agreement, the term "TAXES" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies or any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes. In addition, the term "TAX RETURNS" means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term "TAX RETURN" means any one of the foregoing Tax Returns.

         2.17     BENEFIT PLANS.

         Neither the Company nor any affiliate of the Company sponsors, maintains, contributes to or is required to contribute to any pension, welfare, incentive, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). There are no facts or circumstances which could, directly or indirectly, subject the Buyer or any of its affiliates to any Liability of any nature with respect to any pension, welfare, incentive, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement sponsored, maintained or contributed to by the Company or any affiliate, to which the Company or any affiliate is a party or with respect to which the Company or any affiliate could have any liability.

         2.18     LABOR MATTERS.

         Except as set forth in the Disclosure Schedule:

                  (a) the Company is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

                  (b) there is no unfair labor practice complaint against the Company pending or threatened before the National Labor Relations Board or any other comparable Authority;

                  (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or directly affecting the Company;

                  (d) no labor representation question exists respecting the employees of the Company and there is not pending or threatened any activity intended or likely to result in a labor representation vote respecting the employees of the Company;

                  (e) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims there for exist or have been threatened;

                  (f) no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company;

                  (g) the Company has not experienced any significant work stoppage or other significant labor difficulty;

                  (h) the Company is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Pension Plan, Welfare Plan or Compensation Plan; and

                  (i) upon termination of the employment of any person, neither the Company, the Buyer or any subsidiary or affiliate of the Buyer will, by reason of anything done at or prior to or as of the Closing Date, be liable to any of such persons for so-called "severance pay" or any other payments.

         2.19     PERMITS AND OTHER OPERATING RIGHTS.

         Except as set forth in the Disclosure Schedule, the Company does not require the Consent of any Authority to permit it to operate in the manner in which its business is presently being operated. The Company possesses all permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Company from being able to continue to use such permits and operating rights.

         2.20     COMPLIANCE WITH LAW.

         The Company has not previously failed and is not currently failing to comply with any applicable Laws relating to the business of the Company or the operation of its assets, including without limitation, any import, export and immigration laws. There are no proceedings and no proceedings are pending or to the Sellers' knowledge threatened, nor has the Company or any of the Sellers received any written notice regarding any violation of any Law, including, without limitation, any requirement of any Authority.

         2.21     ENVIRONMENTAL MATTERS.

         Except as set forth on the Disclosure Schedule:

                  (a) Neither the Company, any subsidiary or former subsidiary of the Company, nor, to the best of the Sellers' knowledge, any previous owner, tenant, occupant or user of any property owned or leased by or to the Company or by or to any subsidiary or former subsidiary (the "PROPERTIES") engaged in or permitted, direct or indirect operations or activities upon, or any use or occupancy of the Properties, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, emission, release, discharge, refining, dumping or disposal of any Environmentally Regulated Materials (whether legal or illegal, accidental or intentional, direct or indirect) on, under, in or about the Properties, or transported any Environmentally Regulated Materials to, from or across the Properties, nor are any Environmentally Regulated Materials presently constructed, deposited, stored, placed or otherwise located on, under, in or about the Properties, nor have any Environmentally Regulated Materials migrated from the Properties upon or beneath other properties, nor have any Environmentally Regulated Materials migrated or threatened to migrate from other properties upon, about or beneath the Properties. The Properties do not contain any: (i) underground or aboveground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process waste water or any Environmentally Regulated Materials have been disposed.

                  (b)(i) No violation or noncompliance with Environmental and Occupational Safety and Health Laws has occurred with respect to the Properties or operations conducted thereon during the period in which the Company operated such Properties and conducted such operations and prior to such time as the Company operated such Properties and conducted such operations; the Company has obtained all permits, licenses and authorizations required by, and the Company and the Properties are in compliance with, all Environmental and Occupational Safety and Health Laws including, without limitation, all applicable restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental and Occupational Safety and Health Laws or contained in any regulation, code, plan, order, decree, judgment, injection, notice or demand letter issued, entered, promulgated or approved thereunder;

                           (ii) no enforcement, investigation, cleanup, removal,
                  remediation or response or other governmental or regulatory actions have been, or could have been at any time in the past, asserted or threatened (A) with respect to operations conducted by the Company on the Properties or, (B) with respect to the Properties themselves or (C) against the Company or any subsidiary or former subsidiary with respect to or in any way regarding the Properties pursuant to any Environmental and Occupational Safety and Health Laws; and

                           (iii) no claims or settlements relating to or arising
                  out of Environmental and Occupational Safety and Health Laws or Environmentally Regulated Materials, have been made or, to the knowledge of the Sellers, been threatened by any third party, including any Authority, nor, to the knowledge of the Sellers, does there exist any basis for any such claim (any such enforcement, investigation, cleanup, removal, remediation or response, other governmental or regulatory action, claim or settlement is herein referred to as an "ENVIRONMENTAL CLAIM") against the Company or any subsidiary or former subsidiaries with respect to the Properties or operations conducted thereon, or with respect to the Properties or the operations thereon.

                  (c) With regard to the Company and the Properties, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with Environmental and Occupational Health and Safety Laws, as in effect on the Closing Date.

                  (d) For purposes of this Agreement, "ENVIRONMENTAL AND OCCUPATIONAL SAFETY AND HEALTH LAW" means any common law or duty, case law or other Law, that (i) regulates, creates standards for or imposes liability or standards of conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance, material or waste, or any mixture thereof, or relates in any way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters, or (ii) is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards. Such laws shall include, but not be limited to, the National Environmental Policy Act, 42 U.S.C. ss. ss. 4321 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. ss. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. ss. 1251 et seq., the Federal Clean Air Act, 42 U.S.C. ss. ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. ss. 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11011, the Hazard Communication Act, 29 U.S.C. ss. ss. 651 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss. ss. 651 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136, and any caselaw interpretations, amendments or restatements thereof, or similar enactments thereto, as is now or at any time hereafter may be in effect, as well as their international, state and local counterparts. For purposes of this Agreement, "ENVIRONMENTALLY REGULATED MATERIALS" means any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental and Occupational Safety and Health Law.

         2.22     INSURANCE.

         The Disclosure Schedule contains an accurate and complete list of all policies of fire and other casualty, auto, liability, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company, specifying the insurer, the policy number, the term of coverage, a description of any retroactive premium adjustments or other material loss-sharing arrangements and, in the case of any "claims made" coverage, the same information as to predecessor policies for the past five years. With respect to each such insurance policy: (i) neither the Company nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (ii) no party to the policy has repudiated any material provision thereof. The Disclosure Schedule also describes any material self-insurance arrangements affecting the Company.

         2.23     BANK ACCOUNTS.

         The Disclosure Schedule contains a list of the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Company maintains accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom; and the names of all persons, if any, holding tax or other powers of attorney from the Company and a summary of the terms thereof.

         2.24     ABSENCE OF CERTAIN BUSINESS PRACTICES.

         Neither the Company nor the Sellers, nor to the knowledge of the Company or Sellers, neither any director, officer, employee or agent of the Company, nor any other person acting on behalf of the Company or the Sellers, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) might subject the Company, the Sellers, Buyer to any damage or penalty in any civil, criminal or governmental litigation proceeding, (ii) if not given in the past, might have had an adverse affect on the assets, business or operations of the Company as reflected in the Financial Statements, or (iii) if not continued in the future, might adversely affect the Company's assets, business, operations or prospects or which might subject the Company, the Sellers or Buyer to suit or penalty in any private or governmental litigation or proceeding.

         2.25     ORDERS, COMMITMENTS AND RETURNS.

         Except as set forth in the Disclosure Schedule, all accepted and unfulfilled orders for the sale of products with a customer and the performance of services entered into by the Company and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. Except as set forth in the Disclosure Schedule, there are no claims against the Company to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

         2.26     PRODUCTS AND WARRANTIES.

         Each product designed, produced, manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and met or exceeded the standards required by all Laws at the time it was sold, leased or delivered and neither the Company nor the Sellers know of any pending legislation, ordinance or regulation, which if adopted, would have a Material Adverse Effect upon the products designed, manufactured or sold by the Company. The Company does not have any Liability (and there is no basis for any present or any future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of it giving rise to any Liability) for replacement or repair of any product designed, produced, manufactured, sold, leased, or delivered by the Company or other damages in connection therewith. No product designed, produced, manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

         2.27     PRODUCT LIABILITY; AUTO LIABILITY AND WORKERS' COMPENSATION.

         The Company does not have any Liability (and there is no basis for any present or any future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of: (i) any injury to individuals or property as a result of the ownership, possession, or use of any product designed, produced, manufactured, sold, leased, or delivered by the Company; or (ii) any injury to individuals or property as a result of the ownership or lease by the Company of any automobile. Except as set forth on the Disclosure Schedule there are no open workers' compensation claims against the Company.

         2.28     CUSTOMER.

         Except as set forth in the Disclosure Schedule, the Company has not received any notice (written or oral) that any customer of the Company will terminate its relationship with the Company or, as the case may be, decrease its business with the Company, as a result of the transactions contemplated by this Agreement or for any other reason.

         2.29     TRANSACTIONS WITH CERTAIN PERSONS.

         Except as set forth in the Disclosure Schedule, during the past three years, the Company has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, (i) any Seller or
(ii) any affiliate or associate of the Sellers or any officer, director, member, shareholder, or partner of any affiliate or associate of either of the Sellers (except with respect to compensation in the ordinary course of business for services rendered as an officer, director or employee of the Company). The Company does not owe any amount to, or have any agreement or contract with or commitment to, any of its officers, directors, shareholders, employees or consultants or any affiliate or associate thereof (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to the Company. No part of the property or assets of any Seller or any direct or indirect subsidiary or affiliate or associate of any Seller is used by the Company.

         2.30     BOOKS AND RECORDS.

         The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to the Buyer, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of the Company. At the Closing, all of those books and records will be in the possession of the Company.

         2.31     BUSINESS GENERALLY.

         Except as set forth in the Disclosure Schedule, there has been no event, transaction or information which has come to the attention of the Sellers which, as it relates directly to the business of the Company, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

         2.32     BROKERS.

         Except as set forth in the Disclosure Schedule, neither the Company, the Sellers nor any directors, officers or employees of the Company has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Sellers for any such fee or commission to be claimed by any person or entity.

         2.33     AUTHORITY TO TRANSFER SHARES.

         Each Seller has full legal right, power and authority to sell, transfer, assign and deliver the Shares to the Buyer at Closing and delivery of the Shares at Closing will transfer to the Buyer valid legal and beneficial ownership thereto free and clear of all Encumbrances.

         2.34     ACCESS TO INFORMATION; FULL KNOWLEDGE.

                  (a) The Buyer Shares to be received by the Sellers pursuant to this Agreement are being acquired for each of the Sellers own account for investment purposes only and not with a view to any public resale, public distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "1933 ACT") or any state securities or Blue Sky law and such Buyer Shares will not be sold or otherwise disposed of except in compliance with the 1933 Act, or in reliance upon an exemption therefrom and in compliance with any state securities or Blue Sky laws. The Buyer Shares have not been registered under the 1933 Act or any state securities or Blue Sky law.

                  (b) The Sellers agree that each of them, either alone or with a representative, have such knowledge and experience in financial and business matters that the Sellers are capable of evaluating the merits and risks of the prospective investment in the Buyer Shares and are able to bear the economic consequences thereof. In making the decision to invest in the Buyer Shares, each of the Sellers have relied upon independent investigations made by them and, to the extent believed by the Sellers to be appropriate, Sellers' representatives, including each of the Seller's own professional, tax and other advisors.

                  (c) The Sellers and their representatives have been given a full opportunity to examine all documents and to ask questions of, and to receive answers from, Buyer and its representatives concerning the terms of the transfer of the Shares to Buyer, the Sellers' investment in the Buyer Shares and the business of Buyer and such other information as each of the Sellers desires in order to evaluate an investment in the Buyer Shares, and all such questions have been answered to the full satisfaction of the Sellers. The Sellers have evaluated the merits and risks of an investment in the Buyer Shares and have determined that the Buyer Shares are a suitable investment for the Sellers in light of each of the Sellers' overall financial condition and prospects. Each of the Sellers have been furnished with all publicly available information about Buyer's assets, operations, and business activities which the Sellers have requested and which the Sellers consider necessary or relevant to enable each of the Sellers to make a prudent decision about the sale of the Shares to Buyer and the Sellers acquisition of the Buyer Shares. The Sellers' acknowledge that they have reviewed the following reports filed by Buyer with the Securities and Exchange Commission during the past 12 months pursuant to Section 13(a) of the Securities Exchange Act of 1934: Annual Report on Form 10-KSB for the year ended December 31, 1997, Quarterly Reports on Form 10-QSB for the quarters ending March 31, June 30 and September 31, 1997 and Current Report on Form 8-K dated October 2, 1998.

                  (d) The Sellers have not relied upon any representation or warranty from Buyer or any of its directors, officers, employees, agents, affiliates or representatives, with respect to the value of the Buyer Shares, other than as set forth in the publicly available information described in this Section 2.34. Buyer has not made any representation, warranty, acknowledgment or covenant, in writing or otherwise, to the Sellers regarding the value of the Buyer Shares or the tax consequences, if any, of the sale of the Shares or of the resale of the Buyer Shares by the Sellers. Each of the Sellers has been advised, and are aware, that the market prices of shares of stock of publicly traded companies fluctuate and that there can be no assurance as to the future performance of any given securities, including shares of Buyer Common Stock.

                  (e) Each Seller has consented to the placing of the following legend on the certificates for the Buyer Shares.

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED ONLY IF A REGISTRATION STATEMENT DESCRIBING SUCH PROPOSED TRANSACTION IS IN EFFECT PURSUANT TO THE PROVISIONS OF THAT ACT OR IF, IN THE OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE SATISFACTORY TO THE ISSUER OF THESE SHARES AND ITS COUNSEL, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THAT ACT IS AVAILABLE.

                  (f) Each Seller recognizes that the stock acquisition transaction contemplated hereby will be treated by Buyer as a pooling of interests for accounting purposes and that such accounting requires a substantial continuity of equity interest by the Sellers; accordingly, each Seller covenants and agrees that Seller will not dispose of any of the shares of the Buyer's Common Stock to be acquired pursuant hereto until such time as financial results covering at least thirty (30) days of combined operations of Buyer and the Company subsequent to the Closing Date have been published.

                  (g) Each Seller confirms that neither Buyer nor any of its directors, officers, employees or agents has represented, warranted, covenanted or agreed that the transactions contemplated by this Agreement qualifies or will qualify as a tax-free reorganization under the Code.

         2.35     ACCURACY OF INFORMATION.

         No representation or warranty made by the Sellers in this Agreement, the Disclosure Schedule, or in any agreement, instrument, document, certificate, statement or letter furnished to the Buyer at or prior to the Closing by or on behalf of the Company or the Sellers in connection with any of the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein. There is no material fact as of the date hereof which has not been disclosed in writing to the Buyer to which the Sellers have knowledge related to the Company, its operations, properties, financial condition or prospects which has a Material Adverse Effect or, to the knowledge of the Sellers, in the future may have a Material Adverse Effect on the Company. The representations and warranties contained in this
Article 2 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that the Buyer or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

3.       REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Sellers as follows:

         3.1      CORPORATE ORGANIZATION.

         The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2      AUTHORIZATION.

         The Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of the Buyer has taken all action required by law, its articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no action of the stockholders of the Buyer is required. This Agreement is the valid and binding legal obligation of the Buyer enforceable against the Buyer in accordance with its terms.

         3.3      NON-CONTRAVENTION.

         Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate any provision of the articles of incorporation or bylaws of the Buyer; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, and Liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer, (A) violate, be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Buyer is a party or by which the Buyer or any of its respective properties or assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or (B) result in the creation or imposition of any Lien, except Permitted Liens, upon any property or assets of the Buyer under any debt, obligation, contract, agreement or commitment to which the Buyer is a party or by which the Buyer or any of its respective assets or properties is or may be bound; or (iii) violate any Law of any Authority.

         3.4      CONSENTS AND APPROVALS.

         No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by the Buyer of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a material adverse effect on the business of the Buyer taken as a whole.

         3.5      ISSUANCE OF BUYER COMMON STOCK.

         The Buyer Shares to be issued to the Sellers, upon delivery to the Sellers and receipt of the certificates for the Shares by the Buyer, will be validly issued, fully paid and non-assessable. Buyer has all requisite power and authority to issue, sell and deliver the Buyer Shares in accordance with and upon the terms and conditions set forth in herein; and all corporate action required to be taken by Buyer for the due and proper authorization, issuance, sale and delivery of the Buyer Shares has been validly and sufficiently taken. Upon delivery of the Shares by the Sellers to the Buyer, the Buyer Shares will be, upon issuance and delivery thereof, duly authorized, validly issued, fully paid and nonassessable.

         3.6      BROKERS.

         Neither Buyer nor any directors, officers or employees of Buyer has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Buyer for any such fee or commission to be claimed by any person or entity.

         3.7      FINANCIAL STATEMENTS.

         The audited balance sheet as of December 31, 1997 and audited statements of income, stockholders' equity and cash flows for the fiscal year then ended contained in the Form 10-K for the year ended December 31, 1997 filed by Buyer with the Securities and Exchange Commission, except as disclosed therein: (i) are in accordance with the books and records of Buyer and have been prepared in conformity with GAAP (except as stated therein or in the notes thereto); and (ii) are true, complete and accurate in all material respects and fairly present the financial position of Buyer as of the date thereof, and the income or loss, changes in stockholders' equity and changes in cash flows for the period then ended.

4.       COVENANTS OF THE PARTIES

         4.1      CONDUCT OF BUSINESS OF THE COMPANY.

         Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Sellers will cause the Company to conduct its business and operations according to its ordinary and usual course of business, to preserve substantially intact its business organizations and to preserve its current relationships with customers, employees, suppliers and other persons with which it has significant business relations. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement, prior to the Closing Date, without the prior written consent of the Buyer, the Sellers agree that the Company will not:

                  (a) adopt any amendment to its articles of incorporation or bylaws;

                  (b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or debt or other securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

                  (c) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

                  (d) (i) excluding regularly scheduled principal payments, create, incur, assume or repay any long-term debt (including obligations in respect of capital leases), or, except in the ordinary course of business, create, incur, assume, repay, maintain or permit to exist any short-term debt; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

                  (e) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock;

                  (f) (i) increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

                  (g) (i) sell, transfer, or otherwise dispose of, or agree to sell, transfer, or otherwise dispose of, any properties or assets, real, personal or mixed, (other than inventory in the ordinary course of business) or (ii) mortgage or encumber any properties or assets, real, personal or mixed;

                  (h) permit any of its current insurance (or reinsurance) policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those canceled, terminated or lapsed are in full force and effect;

                  (i) enter into other agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

                  (j) modify, amend or terminate any contract, waive, release, relinquish or assign any contract or other right or claim;

                  (k) settle or compromise any suit, claim or dispute or threatened suit, claim or dispute;

                  (l) except in the ordinary course of business, incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, are material to the conduct of the businesses of the Company or hereof would have a Material Adverse Effect on the Company;

                  (m) pay, discharge or satisfy any Liabilities of the Company other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

                  (n) sell, transfer, or otherwise dispose of any of the Company's properties or assets (real, personal or mixed, tangible or intangible), other than inventory in the ordinary course of business and consistent with past practice;

                  (o) permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien, except for Liens for current taxes not yet due;

                  (p) write down the value of any Company inventory (including write-downs by reason of shrinkage or mark-down) or write off as uncollectible any of the Company's notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

                  (q) dispose of, license, transfer or permit to lapse any rights to the use of any of the Company's Intellectual Property Rights to any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity other than representatives of the Buyer;

                  (r) make or enter into any commitment of the Company for capital expenditures for additions to property, plant, equipment or intangible capital assets;

                  (s) pay, lend or advance any amount to, or sell, transfer or lease any Company's properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers, directors, shareholders or employees or any affiliate or associate of any of its officers, directors, shareholders or employees;

                  (t) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment identified in the Disclosure Schedule, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such items, except in the ordinary course of business and consistent with past practice;

                  (u) acquire any of the business or assets of any other person or entity;

                  (v) suffer any adverse change in the Company's relationship with any customer, including the loss of any such customer;

                  (w) change its accounting methods, principles or practices; or

                  (x) agree in writing or otherwise to take any of the foregoing actions.

         4.2      NO SOLICITATION OF ALTERNATE TRANSACTION.

         Until this Agreement has been terminated in accordance with Section 7 hereof, the Sellers will not, and will ensure that, the Company, its directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents will not, directly or indirectly, solicit or entertain offers from, negotiate with, provide any nonpublic information to, enter into any agreement with, or in any manner encourage, discuss, accept or consider any proposal of, any third party relating to the acquisition of the Company, its assets or business, in whole or in part, whether through a tender offer (including a self tender offer), exchange offer, merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, acquisition of the Company's securities, liquidation, dissolution or similar transactions involving the Company or any division of the Company (such proposals, announcements or transactions being called herein "ACQUISITION PROPOSALS"). The Company will promptly inform the Buyer of any inquiry (including the terms thereof and the identity of the third party making such inquiry) which it may receive in respect of an Acquisition Proposal and furnish to the Buyer a copy of any such written inquiry. Notwithstanding any other provisions in this Agreement to the contrary, in the event that the Sellers or the Company breach their obligations under this Section and the transactions contemplated by this Agreement are not consummated with the Buyer, the Sellers and the Company, jointly and severally, shall pay the Buyer all of its out-of-pocket fees and expenses actually and reasonably incurred in connection with the negotiation, preparation, execution and performance of the transactions contemplated hereby. Such payment is due and payable immediately upon breach of this Section by the Sellers or the Company and is in addition to all other rights and remedies of the Buyer available at law or in equity, including injunctive relief under Section 9.13 herein.

         4.3      FULL ACCESS TO BUYER.

         Throughout the period prior to Closing, the Company and the Sellers will cause the Company to afford to Buyer and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, access to the facilities, properties, books and records of the Company in order that Buyer may have full opportunity to make such investigations as it desires to make of the affairs of the Company. The Company will furnish such additional financial and operating data and other information as Buyer will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the Sellers herein.

         4.4      CONFIDENTIALITY OF INFORMATION.

         After the Closing, each of the Sellers will hold in confidence all Intellectual Property Rights, trade secrets and other confidential or proprietary documents and information related to the Company or Buyer and will refrain from disclosing or using any such confidential information for such Seller's own benefit, or to or for the benefit of any third party. This obligation of confidentiality and non-use will not apply, or will cease to apply, to such information which is in the public domain as of the Closing Date or subsequently comes into the public domain through a source other than the Sellers, or which is required to be disclosed by order of any court or governmental agency of competent jurisdiction.

         4.5      FILINGS; CONSENTS; REMOVAL OF OBJECTIONS.

         Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

         4.6      FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

                  (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of Buyer and without further consideration, the Company and Sellers will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby and to vest in the Buyer good and marketable title to the Shares without further cost or expense to the Buyer.

                  (b) The Sellers will cause the Company to cooperate with Buyer to promptly develop plans for the management of the business after the Closing, including without limitation plans relating to productivity, marketing, operations and improvements, and the Company will further cooperate with Buyer to provide for the implementation of such plans as soon as practicable after the Closing. Subject to applicable Law, the Sellers will confer on a regular and reasonable basis with one or more representatives of Buyer to report on material operational matters and the general status of ongoing operations.

                  (c) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article 4.

         4.7      DISCLOSURE OF DEVELOPMENTS.

         During the period prior to Closing, the Sellers will promptly notify the Buyer of any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Sellers which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of the Sellers contained in Article 2 hereof in order to determine the fulfillment of the conditions set forth herein, the Disclosure Schedule will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule. During the period prior to Closing, Buyer will promptly notify the Sellers of any event or development which is necessary to correct any information in any representation and warranty of Buyer which has been rendered inaccurate by reason of any event or development.

         4.8      PRESS RELEASES AND ANNOUNCEMENTS.

         Buyer and the Sellers agree that the existence, nature and terms and conditions of this Agreement and discussions between the parties regarding the transactions contemplated hereby will be treated as confidential by the parties. Accordingly, each party agrees that it will not make any public comment concerning or announcement of the transactions contemplated hereby prior to Closing and will take reasonable steps to restrict knowledge of the transactions contemplated hereby to those who need to know. Notwithstanding the foregoing, the parties acknowledge and agree that as a public company, Buyer is subject to certain disclosure requirements under applicable securities laws. For this reason, Buyer reserves the right to disclose the existence of and the status of negotiations at any time prior to Closing that it determines that securities laws or the rules of any stock exchange require such disclosure; provided that each party will notify the other parties if it intends to make such a disclosure. Following Closing, Buyer may make any and all such disclosures of the terms of this Agreement and the transactions contemplated hereby as it deems appropriate.

         4.9      TAX MATTERS.

                  (a) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, will be made after the date of this Agreement.

                  (b) The Sellers will on the date hereof provide the Buyer with any clearance certificates or similar documents which may be required by any state taxing authority in order to relieve the Buyer of any obligation to withhold any portion of the Acquisition Price or to assume any Liability with respect to sales taxes attributable to operations of the Company prior to the Closing Date.

                  (c) The Sellers and the Buyer will: (i) each provide the other, and the Buyer will cause the Company to provide the Sellers, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes; (ii) each retain and provide the other, and the Buyer will cause the Company to retain and provide the Sellers, with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination; and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

                  (d) Without limiting the generality of the foregoing, the Buyer will retain, and will cause the Company to retain, and the Sellers will retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which be relevant to such returns for all tax periods or portions thereof ending before or including the date hereof and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. The Sellers will request that records in the possession of their accountants be retained by them for the customary retention period established by the firm (but in no event less than ten (10) years) and that such records be made available to the Buyer upon its request.

                  (e) Except as provided herein below, the Company and the Sellers will exercise complete control over the handling, disposition and settlement of any governmental inquiry, examination or proceeding (at their sole cost and expense) that could result in a determination with respect to Taxes due or payable by the Buyer or the Company for which the Sellers may be liable, or against which the Majority Shareholder may be required to indemnify the Buyer or the Company pursuant to this Agreement. The Sellers will promptly notify the Buyer if, in connection with any such inquiry, examination or proceeding, any government authority proposes in writing to make any assessment or adjustment with respect to items of Taxes of the Company, which assessments or adjustments could affect the Company following the date hereof, and will consult with the Buyer with respect to any such proposed assessment or adjustment. The Buyer will notify Sellers in writing promptly upon learning of any such inquiry, examination of proceeding. The Sellers will not enter into any settlement or litigation with respect to an inquiry, examination or proceeding without the prior written consent of the Buyer, which consent will not be unreasonably withheld. In the event the Sellers are not diligent or reasonable in their handling, disposition or settlement of any such governmental inquiry, examination or proceeding, Buyer will have the right, at Sellers' expense, to pursue any and all remedies and actions available to it relating to such governmental inquiry, examination or proceeding and Sellers will no longer exercise any control over such governmental inquiry, examination or proceeding.

                  (f) The Sellers will pay any sales, use, transfer or documentary taxes and recording and filing fees applicable to the transactions contemplated by this Agreement.

                  (g) The Buyer and the Company will file and control any Tax Returns required to be filed by the Company for periods beginning on or after the Closing Date. The Sellers agree that they will provide, and will cause their accountants and other representatives to provide, to the Buyer on a timely basis the information, including but not limited to all work papers and records relating to the Company, that it or the accountants or other representatives have within their control and that may be reasonably necessary or related to: (i) the preparation of any and all Tax Returns, information returns and reports required to be filed by the Buyer or the Company with governmental agencies; and (ii) audits or other tax determinations or proceedings by or before such agencies, such information to be provided in the form in which it has in the past been maintained by the Company, the Sellers, their respective accountants or other representatives.

         4.10     NON-COMPETITION COVENANTS.

                  (a) Each of the Sellers agrees that from the date hereof and for the period ending April 30, 2002 (the "RESTRICTED PERIOD"), the Sellers will not, directly or indirectly, in any manner or capacity, participate as an advisor, principal, agent, partner, officer, director, shareholder, or employee of any customer of the Company or any person which manufactures, distributes or sells any products competitive with those manufactured, distributed or sold by the Company or Buyer at any time during the Restricted Period.

                  (b) Each of Sellers agrees that during the Restricted Period, the Sellers will not, whether voluntarily or involuntarily, directly or indirectly, interfere with or endeavor to entice away from Buyer or the Company any other employee of Buyer or the Company or any person who was in the employ of Buyer or the Company within the year preceding the Restricted Period.

                  (c) The obligations of each of the Sellers under this Section
         4.10 apply to the United States and all other markets in which Buyer or the Company operates during the term of the Restricted Period.

                  (d) Ownership by either of the Sellers, as a passive investment without any management role or other active involvement, of less than 5 percent (5%) of the outstanding shares of any company listed on a United States stock exchange or publicly traded in the over-the counter market will not constitute a breach of this Section 4.10.

                  (e) Each of the Sellers agree that, during the Restricted Period, they will not, directly or indirectly, assist or solicit any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 4.10 if such activity were carried out by the Sellers, either directly or indirectly; and, in particular, each of the Sellers agrees that they will not, directly or indirectly, induce any employee of the Company or Buyer, to carry out, directly or indirectly, any such activity.

                  (f) Following the termination of Thomas Boerema's Employment Agreement with the Company, paragraphs (a) through (e) of this Section
         4.10 shall not be construed to prevent Thomas Boerema from providing engineering services to persons or entities which are not competitors or customers of the Company and the Company may agree on a case by case basis, in its sole discretion, to provide Thomas Boerema with a written waiver which would allow Thomas Boerema to provide engineering services to a competitor or customer of the Company.

         4.11     EMPLOYMENT AGREEMENT.

         At the Closing, Buyer and each of the Sellers, Don Tracy and Debra Vogel will enter into employment agreements in substantially the forms attached hereto as Exhibit 4.11 (the "EMPLOYMENT AGREEMENTS").

         4.12     PURCHASE OF SUBORDINATED DEBT.

         At the Closing, Buyer shall purchase from each Seller $57,680 of subordinated debt owed by the Company to each Seller for $57,680.

         4.13     EMPLOYEE STOCK OPTIONS.

         Following the Closing, Buyer shall consider granting stock options to Sellers and other key employees of the Company identified by Sellers. Buyer shall grant stock options in its sole discretion and shall be under no obligation to grant any specified number of options or any options whatsoever to employees of the Company.

5.       CONDITIONS TO THE BUYER'S OBLIGATIONS.

         Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Buyer to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

         5.1      REPRESENTATIONS AND WARRANTIES TRUE.

         The representations and warranties of the Sellers contained in this Agreement, including without limitation in the Disclosure Schedule initially delivered to the Buyer (and not including any notices delivered to the Buyer pursuant to Section 4.7), will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

         5.2      PERFORMANCE.

         The Sellers will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing.

         5.3      REQUIRED APPROVALS AND CONSENTS.

         All action required by Law and otherwise to be taken by the Sellers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken. All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Buyer will have received copies thereof.

         5.4      ADVERSE CHANGES.

         No material adverse change shall have occurred in the business, financial condition, prospects, assets or operations of the Company since the Most Recent Balance Sheet.

         5.5       NO PROCEEDING OR LITIGATION.

         No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on Company's business, financial condition, prospects, assets or operations.

         5.6      LEGISLATION.

         No Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions.

         5.7      ACCEPTANCE BY COUNSEL TO THE BUYER.

         The form and substance of all documents to be delivered at Closing hereunder will be reasonably acceptable to the Buyer and Oppenheimer Wolff & Donnelly, counsel to Buyer and the Buyer.

         5.8      CERTIFICATES.

         The Buyer will have received such certificates of Sellers, in a form and substance reasonably satisfactory to the Buyer, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 5 and such other matters as may be reasonably requested by the Buyer.

         5.9      SUBORDINATED DEBT.

         Each Seller shall have delivered to Buyer a promissory note representing $57,680 of subordinated debt to be purchased by Buyer from each Seller, duly endorsed for payment to Buyer.

         5.10     EMPLOYMENT AGREEMENTS.

         The Employment Agreements required by Section 4.11 shall have been executed and delivered by the parties thereto.

         5.11     NO OUTSTANDING EQUITY INTERESTS

         The Sellers will have caused the Company to terminate all outstanding stock options, warrants, convertible securities and other rights to acquire capital stock of the Company.

         5.12     DUE DILIGENCE.

         The Buyer will have received all information requested by it pursuant to Section 4.3 of this Agreement.

         5.13     ASSIGNMENT OF INVENTIONS.

         The Sellers and each employee of the Company will have assigned all of their inventions, trade secrets and know-how relating to the Company's business, to the Company, in a form and substance satisfactory to the Buyer.

         5.14     DELIVERY OF COMPANY STOCK CERTIFICATES.

         The Buyer will have received from each Seller certificates representing the Shares, properly endorsed for transfer, with signature guaranteed if so requested by the Buyer.

         5.15     ACCOUNTING TREATMENT.

         Buyer shall have received an unqualified letter from its outside independent public accountants to the effect that the transactions contemplated by this Agreement must be accounted for as a "pooling of interests" under generally accepted accounting principles.

         5.16     RESIGNATIONS.

         Sellers shall have delivered to Buyer resignations of all officers and directors of the Company effective as of the Closing Date.

         5.17     STOCK PURCHASE AGREEMENT.

         The Company, Sellers and Nellie J. Boerema shall have terminated the Stock Purchase Agreement dated March 21, 1989.

         5.18     APPROPRIATE DOCUMENTATION.

         Buyer will have received, in a form and substance reasonably satisfactory to Buyer, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 5 as Buyer may reasonably request.

6.       CONDITIONS TO OBLIGATIONS OF THE SELLERS.

         Notwithstanding anything in this Agreement to the contrary, the obligations of the Sellers to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

         6.1      REPRESENTATIONS AND WARRANTIES TRUE.

         The representations and warranties of the Buyer contained in this Agreement will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

         6.2      PERFORMANCE.

         The Buyer will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Buyer at or prior to the Closing.

         6.3      ADVERSE CHANGES.

         No material adverse change shall have occurred in the business, financial condition, prospects, assets or operations of Buyer since December 31, 1998.

         6.4      CORPORATE APPROVALS.

         All Consents listed in 2.6 to the Disclosure Schedule will have been delivered, made or obtained. All action required to be taken by the Board of Directors of the Buyer and Buyer to authorize the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby will have been duly and validly taken.

         6.5      LEGISLATION.

         No Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions.

         6.6      NO PROCEEDING OR LITIGATION.

         No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby.

         6.7      ACCEPTANCE BY COUNSEL.

         The form and substance of all documents to be delivered to Sellers at Closing hereunder will be reasonably acceptable to counsel to the Sellers.

         6.8      CERTIFICATES.

         Buyer will have furnished to the Sellers such certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as the Sellers may reasonably request.

         6.9      EMPLOYMENT AGREEMENTS.

         The Employment Agreements required to be delivered pursuant to Section
4.11 hereto, will have been executed and delivered by all parties thereto.

         6.10     RELEASE OF GUARANTEES.

         Sellers shall have been released from Sellers' personal guarantees of indebtedness of the Company to its bank lenders and Sellers' personal guarantees of the lease obligations of the Company to Oakview Partners, LLP for the Company's Michigan facility.

         6.11     PURCHASE OF SUBORDINATED DEBT.

         Buyer will have purchased from each Seller $57,680 of subordinated debt owed to each Seller by the Company for the amount of $57,680 each.

         6.12     RECEIPT OF BUYER SHARES.

         Buyer shall have delivered to the Sellers the certificates for Buyer Shares.

7.       TERMINATION AND ABANDONMENT.

         7.1      TERMINATION BY MUTUAL CONSENT.

         This Agreement may be terminated at any time prior to the Closing by the written consent of the Sellers and the Buyer.

         7.2      TERMINATION BY EITHER THE SELLERS OR BUYER.

         This Agreement may be terminated by either the Sellers or Buyer if

                  (a) the Closing has not been consummated by 5:00 p.m. (Pacific
         Time) on April 30, 1999 (provided that the right to terminate this Agreement under this Section 7.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date), or

                  (b) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority will have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing or permitting consummation of the Closing only subject to a condition or restriction unacceptable to Buyer and such order, decree, ruling or other action will have become final and nonappealable.

         7.3      TERMINATION BY BUYER.

         This Agreement may be terminated at any time prior to the Closing Date by Buyer, if

                  (a) any of the Sellers have failed to comply in any respect with any of the covenants, conditions or agreements contained in this Agreement required to be performed or complied with by the Sellers prior to the Closing Date or

                  (b) any representation or warranty of any of the Sellers contained in this Agreement is or becomes untrue or incorrect (except for changes permitted by this Agreement and those representations which address matters only as of a particular date that remain true and correct as of such date).

         7.4      TERMINATION BY THE SELLERS.

         This Agreement may be terminated prior to the Closing Date by action of the Sellers, if

                  (a) the Buyer has failed to comply in any respect with any of the covenants, conditions or agreements contained in this Agreement required to be performed on or complied with by the Buyer prior to the Closing Date or

                  (b) any representation or warranty of the Buyer contained in this Agreement is or becomes untrue or incorrect (except for changes permitted by this Agreement and those representations which address matters as of a particular date that remain true and correct as of such date).

         7.5      PROCEDURE AND EFFECT OF TERMINATION.

         In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Sellers or Buyer pursuant to this
Article 7, written notice must be given to all other parties and this Agreement will terminate (other than Sections 4.2, 4.4, 4.8, 8.2, 8.3, 9.1, 9.2, 9.3 and 9.13) and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) Upon request therefor, each of the parties hereto will redeliver all documents, workpapers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                  (b) No party will have any further obligation to the other party to this Agreement pursuant to this Agreement except for liability of any breach of this Agreement; and

                  (c) All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

8.       SURVIVAL; INDEMNIFICATION; RELEASE.

         8.1      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
                  INVESTIGATION.

         All representations and warranties of the parties contained in this Agreement will survive the Closing Date for a period of four (4) years. The covenants and agreements contained herein and in the exhibits hereto will survive the Closing without limitation as to time unless the covenant or agreement specifies the term, in which case such covenant or agreement will survive until the expiration of such specified term and will thereupon expire. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

         8.2      INDEMNIFICATION BY THE BUYER.

         The Buyer agrees to indemnify, defend and hold the Sellers harmless from and against any and all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding consequential damages, lost profits or punitive damages) or expense (including but not limited to interest, penalties, fees and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (collectively as "SELLERS' LOSS" or "SELLERS' LOSSES") to which the Sellers may suffer or incur, directly or indirectly, as a result from or in connection with:

                  (a) any untrue representation of, or breach of warranty by, the Buyer in any part of this Agreement; and

                  (b) the breach of or nonfulfillment of any covenant, agreement or undertaking of Buyer in this Agreement.

         8.3      INDEMNIFICATION BY THE SELLERS.

         The Sellers jointly and severally agree to indemnify Buyer and its subsidiaries and affiliates (including the Company following Closing) and each of their respective shareholders, officers, directors, employees, subsidiaries and affiliates (collectively the "BUYER INDEMNIFIED PARTIES") against all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding any claims for consequential damages, lost profits or punitive damages suffered directly by Buyer as opposed to consequential damages, lost profits or punitive damages paid by Buyer to a third party), Taxes, or expenses (including, but not limited to, interest, penalties, fees, and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (herein referred to collectively as "BUYER'S LOSSES" or individually as a "BUYER'S LOSS") to which the Buyer Indemnified Parties may become subject to or which they may suffer or incur, directly or indirectly, as a result from or in connection with:

                  (a) any untrue representation of or breach of warranty, by the Sellers in any part of this Agreement;

                  (b) the breach of or nonfulfillment of any covenant, agreement or undertaking of the Sellers in this Agreement;

                  (c) any obligation for Taxes of the Sellers or the Company for any period (or portion thereof) prior to the Closing Date as limited by
         Section 2.16(a) of this Agreement with respect to 1998 Income Taxes;

                  (d) the failure of the Seller to obtain any clearance certificate or similar document required by any taxing Authority in order to relieve the Buyer of any obligation to withhold any portion of the Acquisition Price or in order to avoid any successor liability for Taxes; and

                  (e) any liability, expense, cost, tax or obligation of any nature with respect to such current or former employee or other individual arising in connection with group health plan coverage required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

No indemnity shall be given with respect to the first Sixty-Three Thousand One Hundred Five Dollars ($63,105) of amounts due to Buyer under this Article 8.3, provided however that this limitation shall not apply to a breach of Sellers' representation that the shareholders' equity of the Company upon Closing the transaction contemplated by this Agreement shall be not less than $(42,016.29).

         8.4      CLAIMS FOR INDEMNIFICATION.

                  (a) GENERAL. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the "INDEMNIFIED PARTY") and that in the case of Buyer all such claims be made pursuant to the terms and provisions of the Escrow Agreement until and including the Termination Date, as defined in the Escrow Agreement. After the Termination Date all such claims of

         Buyer, including without limitation pre-Termination Date claims which, on or prior to the Termination Date, were admitted as valid pursuant to Escrow Agreement procedures or are or become the subject of an arbitration award in favor of the Indemnified Party but which are not satisfied pursuant to the Escrow Agreement, shall be presented to the Sellers who, in the case of admitted claims and arbitration awards as aforesaid, shall pay such claims and awards, and, in the case of all other claims, shall proceed according to the remaining terms and provisions of this subsection. Whenever any claim shall arise for indemnification hereunder the Indemnified Party shall promptly notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constituting the basis for such claim (the "NOTICE"). The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby. For purposes of this Agreement, the date the Notice is first mailed or otherwise released for dispatch to the Indemnifying Party is hereinafter referred to as the "NOTICE DELIVERY DATE."

                  (b) CLAIMS BY THIRD PARTIES. With respect to claims made by third parties, the Indemnifying Party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

                           (i) the Indemnified Party shall be entitled to
                  participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                           (ii) no Indemnifying Party shall consent to (A) the
                  entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim or (B) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and,

                           (iii) if the Indemnifying Party does not assume
                  control of the defense of such claim in accordance with the foregoing provisions within ten (10) business days after the Notice Delivery Date, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Article 8; provided that the Indemnified Party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim without the prior written consent of the Indemnifying Party if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

                  (c) REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

         8.5      RELEASE OF PRIOR CLAIMS.

         The Sellers hereby release the Company, Buyer and their respective subsidiaries, officers, directors, shareholders, employees and affiliates (collectively, the "RELEASED PARTIES") of and from any and all claims, complaints, causes of action or demands of whatever kind, known or unknown (collectively, the "CLAIMS"), which either of the Sellers has or may have against the Released Parties for any actions, conduct, decisions, behavior or events relating to or arising out of either of the Sellers' status or relationship as an employee, officer, director or shareholder of the Company. The Sellers understand that this release extends to, but is not limited to, Claims for breach of contract (including any action under the Memorandum), breach of any express or implied promise, retaliation, breach of public policy, negligence, intentional infliction of emotional distress, defamation or any other tortious conduct or any Claims under the federal or state securities laws.

9.       MISCELLANEOUS PROVISIONS.

         9.1      DISCUSSION AND NONBINDING MEDIATION.

         Except for injunctive relief contemplated by Section 9.13 of this Agreement, the Buyer and the Representative on behalf of the Sellers will each use its good faith efforts to resolve any dispute between them promptly and amicably and without resort to any legal process, if feasible within forty-five
(45) days of receipt of a written notice by one party to the other party of the existence of such dispute. Within thirty (30) days of receipt of such notice, the Representative (in the capacity as representative of the Sellers) and one
(1) officer of the Buyer will promptly meet in good faith to discuss such dispute. If the Representative and such executive officer are unable to resolve such dispute through negotiation within forty-five (45) days after the receipt of the initial notice of dispute, then, unless the parties otherwise mutually agree, the dispute will be submitted to facilitate mediation in Grand Rapids, Michigan pursuant to the facilitative mediation rules of the Federal Court for the Western District of Michigan.

         9.2      EXPENSES.

         The Buyer and the Sellers will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

         9.3      AMENDMENT AND MODIFICATION.

         Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

         9.4      WAIVER OF COMPLIANCE; CONSENTS.

         Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

         9.5      NO THIRD PARTY BENEFICIARIES.

         Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

         9.6      NOTICES.

         All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

                  if to the Sellers:

                           Michael Muller
                           6288 Springmont Drive
                           Hundsonville, Michigan  49426

                           Thomas Boerema
                           6265 Springmont Drive
                           Hundsonville, Michigan  49426

                           with a copy to:

                           T.J. Ackert, Esq.
                           Smith Haughey Rice & Roegge
                           200 Calder Plaza Building
                           250 Monroe Avenue, N.W.
                           Grand Rapids, Michigan  49503-2251

or to such other person or address as the either of the Sellers furnishes to Buyer in writing in accordance with this subsection.

                  if to Buyer:

                           Clarion Technologies, Inc.
                           1901 North Roselle Road
                           Suite 1030
                           Schaumburg, Illinois  60195
                           Attn:  Jack D. Rutherford, CEO
                           Fax:  (847) 490-6519

                           with a copy to:

                           Oppenheimer Wolff & Donnelly
                           500 Newport Center Drive
                           Suite 700
                           Newport Beach, CA  92660
                           Attn.:  Teresa Tormey Fineman, Esq.
                           Fax:  (949) 719-6020

or to such other person or address as Buyer furnishes to the other parties hereto in writing in accordance with this subsection.

         9.7      ASSIGNMENT.

         This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that the Buyer may assign its rights (but not its obligations) under this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of Buyer.

         9.8      GOVERNING LAW.

         This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Illinois (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies, except to the extent that the provisions of the Michigan Business Corporation Act may apply to the internal affairs of the Company.

         9.9      COUNTERPARTS.

         This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.10     HEADINGS.

         The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         9.11     ENTIRE AGREEMENT.

         This Agreement, the Disclosure Schedule and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this "AGREEMENT" or the "AGREEMENT". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement, including, but not limited to, the letter of intent dated November 26, 1997. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision shall become invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

         9.12     INJUNCTIVE RELIEF.

         It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements in Sections 4.2, 4.4, 4.8 and 4.10 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Sections 4.2, 4.4, 4.8 and 4.10 hereof or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                     BUYER:

                                     CLARION TECHNOLOGIES, INC.


                                     By: /S/ JACK D. RUTHERFORD
                                        ----------------------------------------
                                         Jack D. Rutherford,
                                         Chief Executive Officer


                                    SELLERS:


                                         /S/ MICHAEL MULLER
                                    --------------------------------------------
                                    MICHAEL MULLER


                                        /S/ THOMAS BOEREMA
                                    --------------------------------------------
                                    THOMAS BOEREMA